Exhibit 10.7

LEASE AGREEMENT

This Lease Agreement (“Agreement”) is made at Noida on this 14th day of October 2016.

BETWEEN

Pawan Impex Private Limited, a Company duly incorporated and registered under the Companies Act 1956 having its Registered Office at D-3, District Centre, Saket, New Delhi – 110 017 through its authorized signatory Mr. Suhrid Roy (Voter ID no NEC2130060), son of Shri Ras Bihari Roy, R/o 168-B, Pocket A-3 (LIG), Mayur Vihar phase III, Delhi - 110096 (duly authorized vide board resolution dated 27th September 2016) (hereinafter referred to as the “Lessor”, which expression shall unless repugnant to the context and meaning thereof be deemed to mean and include its successors and permitted assigns) of the One Part;

AND

Monotype Solutions India Private Limited, a Company incorporated under Companies Act having its Registered Office at 2F, Elegance, Jasola District Centre, Old Mathura Road, New Delhi-110025, through its managing director Mr. Vivek Sandurea (Aadhar card no 886638747726), Son of Shri. Harkesh Kumar Sandurea, R/o 112/12, Amrit Puri B, Sriniwaspuri SO, South Delhi, Delhi – 110065 (duly authorized vide board resolution dated 22nd September 2016) (hereinafter referred to as the “Lessee”, which expression shall unless repugnant to the context and meaning thereof be deemed to mean and include its successors and permitted assigns) of the Other Part.

The Lessor and the Lessee are hereinafter also referred to, collectively as the “Parties” and individually as “Party”.

WHEREAS

1.	The Lessor is the absolute owner of, free from all encumbrances (except for Lenders’ Charge) and is otherwise well and sufficiently entitled to and has absolute right, title, interest and authority in the Demised Premises located in a building known as GYS Universal Tower (Tower B), Plot no. A-3, 4 & 5, Sector – 125, Noida and more particularly described in the site plan (marked in red) in Schedule 1 of this Agreement (hereinafter referred to as the “Building”) and is competent to lease office spaces in the Building.

2.	The Lessor has represented to the Lessee that it is absolutely seized and possessed of the Demised Premises and that, save and except for it, no other person is entitled to the ownership and/ or any other rights in respect of the same and that it has full power, right and authority to deal with and/or dispose of the Leased Premises to any person of its choice and in such manner as it may, in its absolute discretion, choose and to execute this Agreement with full knowledge of all the laws, bye-laws, rules, regulations, notification etc. which are applicable to the Said Building and the Demised Premises. The Lessor has further represented to the Lessee that, it has obtained all requisite sanctions, approvals, licenses, from all the statutory/competent authorities including the New Okhla Industrial Development Authority, which may be necessary for lease of the Demised Premises in favour of the Lessee for IT/ITES purpose, at its own costs and expenses. The Lessor shall be solely responsible and liable for any action by any authority, claim/ damages etc. arising out of non-compliance thereof.

3.	The Lessee has represented to the Lessor that:

a.	The use and occupation of the said Leased Premises by the Lessee to be made as hereinafter stated will not tantamount to an easement and will not create any easement or other similar rights;

b.	At no point of time will the Lessee contend that this Agreement or the occupation of the said Leased Premises by it gives any title or other similar rights to the Lessee in respect of the said Leased Premises or any part thereof except as stated in this Agreement.

4.	This Agreement shall be effective as of the Lease Commencement Date.

5.	The Lessor has obtained Rent Permission from NOIDA Authority in favor of the Lessee regarding the Demised Premises vide Letter No. NOIDA/(NSTT.)/2016/2871 dated 27/06/2016.

6.	The Lessor has agreed to allow the Lessee to occupy and use Leased Premises on lease basis on the following terms and conditions agreed to between the Parties.

NOW THESE PRESENTS WITNESSETH AND THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	At the request of the Lessee and subject to the compensation, terms, conditions and covenants on the part of the Lessee to be paid, observed and performed, the Lessor hereby allows the Lessee on lease basis to use and occupy the Leased Premises belonging to the Lessor but without creating any easement or other rights or interest of whatsoever nature in favor of the Lessee together with the right to park cars in terms of this Agreement, in the car parking spaces earmarked by the Lessor in the basement as provided in Clause 5 (Car Parking Spaces) below. The Lessee shall occupy the said Leased Premises.

2.	Use of the Leased Premises

2.1 The Lessee shall use the Leased Premises for IT/ITES purpose only. The Lessee shall, at all times during the Term be entitled to have unrestricted access to, and carry on its business unhindered in, the Leased Premises as per the Operational Hours. The Lessee shall obtain necessary permissions from the concerned government authorities for operations on National Holidays, where applicable. The Lessee shall not make any structural changes or do customization of the Leased Premises including internal lay outs for creating seating arrangements etc.

2.2 Lessee would have full right to change the layout of the 2nd, 3rd, and 4th floor by constructing any section or demolishing any section in demised premises which do not impact the safety of structure in Tower B for its business requirements during the entire tenure of the lease with a prior written consent of Lessor which shall not be unreasonably withheld.

3.	Lease Rentals

3.1	The Lessee shall pay to the Lessor monthly Lease Rentals from the Rent Commencement Date, for the use and occupation of the Leased Premises subject to deduction of TDS, at the rate applicable as per law from time to time, which rentals are to be paid in advance, on or before the seventh day of the relevant calendar month. The Lease Rentals is exclusive of Service Tax, which the Lessee shall pay/reimburse at the actual rates. The Parties agree that the Lessee will not be liable to pay rent for a period of 5 (five) days from the date of handover of possession of the Demised Premises to the Lessee, in the manner contemplated in Clause [19] below.

3.2	Except as specifically mentioned elsewhere in this Agreement and subject to the deduction of TDS, the Lease Rentals and all other charges payable by the Lessee to the Lessor under / in relation to this Agreement shall be paid free of any restriction or condition and free and clear of and without any withholding, whether on account of tax or otherwise. If the Lessee is obliged to make any counter-claim, set off, deduction or withholding from any such amount, then the amount payable by the Lessee shall be increased to the extent necessary to ensure that, after making the deduction or withholding, the Lessor receives and retains (free from any liability except for tax on overall income) a net sum equal to the Lease Rentals, if no such counter-claim, set off, deduction or withholding had been required or made.

3.3	In case of any delay in payments by the Lessee to the Lessor after the fourteenth day of the relevant calendar month, the Lessee shall be liable to pay interest at the rate of 18% p.a. from the seventh day of the relevant calendar month until the period of delay. If the default continues for a period of 30 (thirty) days, a written notice shall be served to the Lessee by the Lessor. Subsequently on the failure of the Lessee to rectify / remedy the said breach within 10(ten) days of delivery of written notice by the Lessor, this Agreement shall, at the option of the Lessor, come to an end and the Lessee shall be required to remove itself, its belongings, employees, etc. from the Leased Premises as detailed in Clause 13.1. However Lessee shall be liable to pay Lease Rentals for remaining Lock-in period.

3.4	It is specifically agreed between the Parties that the Lease Rentals will commence from the Rent Commencement Date. In the event the Rent Commencement Date starts in the middle of a calendar month, the Lessee shall pay proportionate Lease Rentals for that month.

4.	No Objection Certificate from Bank:

4.1	The Lessor has obtained ‘No Objection Certificate’ from Bank and the same were shared with lessee via email dated 16 September 2016.

5.	Car Parking Spaces:

The Lessor will provide the Lessee, 42 (Forty Two) contiguous reserved car parking spaces in the basement of the Said Building (measuring approximately 4.5 meters by 2.2 meters), contiguous and marked, at no additional cost for the entire Term and renewals thereof. The Lessee shall also provide an additional 38 (Thirty Eight) contiguous guaranteed car parking spaces in basement and 10 (Ten) contiguous guaranteed surface car parking spaces charged at INR 3,000 (INR Three Thousand only) per car per month (“Additional Car Parking Charges”).

6.	Taxes, Charges, Other Governmental Fees

6.1	All the past, existing and future taxes, duties, charges, rates, levies, cesses (including increases and/ or fresh impositions, if any, therein from time to time, both prospectively and retrospectively) payable in respect of the Leased Premises and the Building, to the Government or to any Municipal or to the local authority or to any other authority, will be borne and paid by the Lessor alone. In the event of any demand of such taxes, duties, charges, rates, levies, cesses payable by the Lessor and raised by any authority is not paid in time by the Lessor which may attract punitive action by such authority, and as a result Lessee’s operations from the Demised Premises are affected or threatened to be affected, the Lessee shall give a written notice to the Lessor. Subsequently, if after 15 days of delivery of the said notice, if the dues are still unpaid by the Lessor, the Lessee shall be entitled, without being obliged to do so, to pay the said demand on behalf of the Lessor and recover the same from the Lessor. The Lessor undertakes to repay the amount paid by the Lessee, to the Lessee, within a period of 15 days from the date of payment by the Lessee, failing which the Lessee will be entitled to deduct the said amount from the Lease Rentals. However, it is clarified that if any such demand which in view of the Lessor is untenable and if the Lessor has taken steps to challenge such demand within the statutory permissible period, than the Lessee shall not, so long as the Lessee’s operations from the Demised Premises are not affected, have the right to pay such demand and if despite such challenge pending at the instance of the Lessor, Lessee directly pays such demanded amount to any Authority, the Lessee shall have no right to recover such an amount paid by it, unless the challenge made by the Lessor to such a demand is finally adjudicated and held as payable by the Lessor or if the Lessee’s operations from the Demised Premises are affected.

6.2	If there are any past, current or future dues, payments or outstandings payable by the Lessor to the NOIDA Authorities on account of the Building, the Demised Premises or any other aspect, then the Lessor shall be solely responsible to ensure that these are cleared in a timely manner and do not cause any disturbance to the Lessee’s operations from the Demised Premises.

6.3	The Lessee shall be responsible to pay/ reimburse all existing and future service tax or any new tax of like nature in respect of the Leased Premises as finally assessed or which may arise from time to time. In the event of any demand of service tax or any new tax of like nature payable by the Lessor and raised by the appropriate authority, the Lessor shall be entitled, without being obliged to do so, to pay the said demand on behalf of the Lessee and recover the same from the Lessee and such amounts, if paid by the Lessor on behalf of the Lessee, shall be reimbursed by the Lessee to the Lessor within 15 days from the date the Lessor submits the proof of deposit of such amount to the Lessee.

7.	Signage

7.1	The Lessee shall be entitled to display its signs, name and logo on the common building directory / common signage panel in the ground floor lobby signage panel the lift lobby at the 2nd, 3rd and 4th floor. In case Lessor provides a common panel for other occupants at the lift entrance at the ground floor of the Building, Lessee shall be entitles entitled to display its name sign and logo. The Lessee shall not be liable to pay any additional charges for such signs, name, logo to the Lessor.

7.2	In case Lessor provides a pylon at the entrances, the Lessor will allow the Lessee to display its signs, name and logo on the pylon in the Building as mutually agreeable commercials, as applicable to the other occupants.

7.3	The Lessee shall be allowed to put, at its own cost, its signage on the front external façade of the Tower B Building for the term of agreement at no additional charges. This signage will be illuminated. All statutory, incidental and electricity consumption charges on the Façade Signage shall be borne and paid by the Intending Lessee after consultation for the location with the Intending Lessor. Lessee shall be responsible for any damage on the external façade on account of installation of signage.

8.	Rental Discounting / Mortgage / Sale /Transfer

8.1	During the Term of this Agreement, the Lessor shall be entitled to sell, transfer, gift, exchange, assign or otherwise dispose-off the Leased Premises, or create a mortgage, charge, lien or other encumbrance or third party right in respect of the Leased Premises. Provided however, the Lessor shall take all steps to ensure that Lessee’s rights hereunder shall remain unaffected and that the Lessee may carry on its activities in the Leased Premises unhindered in any manner whatsoever and have peaceful occupation of the Demised Premises (including obtaining the no objection and consent letter by such third party (if any), for the lease of the Demised Premises by the Lessor in favour of the Lessee, in the formats as provided in Schedule 3 of this Agreement (in the case of a lender or security trustee) or as may be acceptable to the Lessee). The Lessor specifically agrees and undertakes that in the event the Demised Premises are sold, transferred, gifted, exchanged, assigned, mortgaged, encumbered, charged or conveyed to any third party, such transfer shall be subject to the terms of this Agreement and the Lessee shall continue to be in possession of the Demised Premises without any interruption or disturbance by the transferee and the Lessee shall in no way be affected. Further, in the event of the Lessor selling either, the whole or part of the Demised Premises, the Lessor and the Lessee shall execute such agreement(s) as may be required by the Lessee to incorporate and bind the terms of this Agreement to the purchasers of the said or whole of the Demised Premises.

8.2	In the event of Lessor arranging with any Bank or Financial Institution for discounting the Lease Rentals receivable by it under this Agreement or the Lessor mortgaging the Leased Premises, the Lessee upon receipt of written instruction from the Lessor will confirm in writing and pay the Lease Rentals payable under this Agreement to the Bank or Financial Institution as the case may be as may be directed by the Lessor without any demur or protest. Provided however that, such discounting or mortgage will not affect the leasehold and other rights created in this Agreement in favour of the Lessee, and that no new obligations of any kind are added to the responsibilities of the Lessee.

8.3	The Lessor has informed the Lessee that the Demised Premises is currently mortgaged with IDBI Trusteeship Services Limited, for and as security trustee of the Lenders, as a security for the loan. The Lessor specifically agrees, confirms and undertakes that in the event the Demised Premises is transferred or conveyed to any of the Lenders or the Security Trustee or any third party at the behest of any of the Lenders / Security Trustee, due to non-repayment of the loan amount by the Lessor or for any other reason whatsoever, such transfer / conveyance shall be subject to the terms of this Agreement and the rights of the Lessee to occupy the Demised Premises until the expiry of the Term and any renewal thereto. The Lessee shall continue to be in possession of the Demised Premises without any interruption or disturbance by the transferee and shall not be affected in any manner, whatsoever. Further, the Lessor and the Lessee shall execute and the Lessor shall ensure that the Lenders and/or the Security Trustee and/or the third party purchaser executes, such agreement(s) as may be required by the Lessee to incorporate and bind the terms of this Agreement to the Lenders and/or the Security Trustee and/or the third party purchasers of the Demised Premises.

9.	Stamping and Registration

Any applicable stamp duty and/or lease registration charges in respect of this Agreement shall be borne by the Lessee. The Lessor shall not be liable to pay any costs, charges or expenses incurred for stamp duty and registration of this Agreement for the entire Term and renewals. The original copy of this Agreement shall be retained by the Lessee, and a certified true copy of this Agreement by the Sub Registrar shall be provided to the Lessor by the Lessee.

10.	Obligations of the Lessee

10.1	The Lessee shall maintain the Leased Premises in good condition and will not cause any damage thereto, except those caused in the course of normal wear & tear or damages as a result of Force Majeure events. If any damage is caused to the Leased Premises or any part thereof by the Lessee or its employees, servants or agents, (except normal wear and tear or as a result of Force Majeure events) the same will be made good by the Lessee at the cost of the Lessee either by rectifying the damage or by paying cash compensation.

10.2	All the licenses required to carry on the business [at the Leased Premises] will be obtained by the Lessee at its own cost and it will observe and perform the terms and conditions thereof properly and regularly.

10.3

At the end of the Term, the Lessee shall be obligated to leave the Demised Premises in its original condition with its fixed and loose fixtures, light fittings, false ceiling, flooring, wiring and partition walls and further depicted in the photographs attached as Schedule 2 to this Agreement, on an “as is where is” basis, subject to normal wear and tear. The Lessee will however be entitled to add additional fit outs and/or replace existing fit outs, furniture and fixtures, fixed or loose, of the Lessor, with new fit outs at its own costs and expenses, with the prior written permission of the Lessor. The Lessee will not require the prior permission of the Lessor for adding any loose furniture and fixtures in the Demised Premises, at its own costs and expenses. In the event any fit out is replaced with the written permission of the Lessor, the Lessee will not be obligated to restore the original fit out at the time of handing over vacant possession of the Demised Premises, to the Lessor. Any fit outs work carried out by the Lessee and any new fixture and furniture, which is fixed (other than any electrical, audio visual or electronic equipment) and installed by the Lessee will become the property of the Lessor and the Lessee shall not be entitled to remove anything or take away anything at any point of time during the Term or on its Termination. However the Lessee shall be entitled to remove/take away any loose furniture, fixture installed by the Lessee. At the end of the Term or on its earlier Termination in accordance with the terms of this Agreement, in case any fixture is found damaged or missing (other than on account of normal wear and tear or as a result of Force Majeure events), the Lessee shall replace the same at its own cost. In the event of any damage to the Demised Premises, the Lessee shall be under an obligation to set right the damage and rectify the Demised Premises through its own sources/contractors to put it in the same condition as it was at the time of execution of this Agreement, subject to normal wear and tear. This rectification shall be done by the Lessee before handing over the vacant possession of the Demised Premises after the expiry of the Lease or its earlier termination. In the event the Lessee fails to rectify the damage to the Demised Premises the Lessor may rectify such damage at its own cost and recover such costs from the Lessee. Such amount shall be recoverable by the Lessor from the Lessee from the IFRSD and if such IFRSD is not adequate, the balance shall be payable by the Lessee to the Lessor within 5 working days of the demand having been made by the Lessor on the Lessee.

11.	Term

Unless earlier terminated in accordance with the terms of this Agreement, the lease shall be valid for the Term. Entire Term shall be treated as the Lock – In Period for both the Parties inclusive of a 3 months’ notice period for termination (“Lock – In Period”). Both the Lessor and the Lessee will have no right to terminate the Agreement during the Lock – In Period, other than due to a breach by either Party in the manner appearing in Clause 12 below or due to the Leased Premises being damaged as a result of Force Majeure events as mentioned herein, or due to any other specific provision mentioned in this Agreement. It is clarified that there will be no lock-in for the renewal terms.

12.	Termination

12.1	Subject to Clause 12.3, the Lessee shall have the sole right to terminate the Agreement at any time without assigning any reason whatsoever, subject to providing a 3 (three) months prior written notice to the Lessor after expiry of the 33rd (thirty third) month from the Lease Commencement Date.

12.2	Notwithstanding the Lock-In Period, the Lessee shall be entitled to terminate the Agreement in the event of a breach by the Lessor of any of its obligations under the Agreement and failure of the Lessor to rectify / remedy the said breach within 30 (thirty) days of delivery of written notice by the Lessee.

12.3	Notwithstanding the Lock-In Period, the Lessee shall have the right to terminate this Agreement if the Lessor is declared to be insolvent or bankrupt by a court of competent jurisdiction.

12.4	Notwithstanding the Lock-In Period, the Lessee shall have the option to terminate this Agreement in the event there occurs a force majeure event occurs in which case the provisions of Clause [42]shall apply.

12.5	Subject to Clause [3.3], the Lessor shall be entitled to terminate the Agreement in the event of a breach by the Lessee of any of its obligations under the Agreement and failure of the Lessee to rectify / remedy the said breach within 30 (thirty) days of delivery of written notice by the Lessor. In that event, the Lessee will also pay the Lease Rentals for the unexpired term of the Lock-in period.

12.6	Notwithstanding the Lock-In-Period, the Lessor shall, in case the Lenders and/or the Security Trustee direct so, be entitled to unilaterally terminate this Agreement by giving 7 (seven) days written notice to the Lessee terminating this Agreement, without assigning any reason whatsoever. In such a case, the Lessee shall continue to occupy and retain possession of the Demised Premises until the expiry of the Agreement and the Lenders and/or the Security Trustee shall and the Lessor shall ensure that the Lenders and/or the Security Trustee shall, immediately enter into direct lease with the Lessee, on the same terms and conditions as mentioned in this Agreement as executed between the Lessee and the Lessor, at the Lenders’ own cost.

The Lessor shall ensure that there is no interruption to the use of the Demised Premises by the Lessee and that no discomfort or inconvenience is caused to the Lessee and its employees, directors, officers, servants and affiliates, on account of any of the abovementioned action(s) undertaken by the Lessor and/or any of the Lenders and/or the Security Trustee.

12.7	Notwithstanding the Lock-In-Period, in the event the Agreement is renewed, the Lessee may terminate the Agreement at any time during the renewed period, by giving a prior written notice of 3 (three) months.

11.	Consequences of Expiration of This Agreement

13.1	Upon this Agreement coming to an end by efflux of time or upon earlier termination of this Agreement in a manner contemplated in this Agreement, the Lessee shall remove itself together with all the equipment installed/ placed by the Lessee in the Leased Premises and hand over vacant and peaceful possession of the Leased Premises, as stated in Clause [10.3] above, to the Lessor.

13.2	On such expiry of the Term or earlier termination of this Agreement in accordance with the terms hereof and receipt of the IFRSD after the settlement of dues between the Parties as contemplated in Clause [16.3]below, subject to Clause 10.3, if the Lessee fails to remove, on the same day of the refund of the IFRSD, itself, its employees and agents along with all its or their belongings, articles or things from the Leased Premises, then in that case the Lessee shall be treated as Trespasser.

14.	Repairs

During the Term, the Lessor shall be responsible to carry out, at its own cost, all major and/or structural repairs as may be required during the Term caused by force majeure and wear and tear during the Lessee’s normal use of the Demised Premises and not attributable to the Lessee. The Lessee shall be responsible to carry out, at its own cost, all day – to – day repairs and maintenance work in order to keep the Leased Premises in good state.

15.	Security Deposit

15.1	The Lessee shall agree to pay Interest free refundable security deposit (“IFRSD”) for 2nd, 3rd and 4th floor of tower B as equivalent to 6 (six) months of Lease Rentals amounting to INR 1,48,00,320 (INR One crore forty eight lakhs three hundred twenty only).

15.2	The Lessee has already paid to INR 70,72,740/- (INR Seventy Lakhs Seventy Two Thousand Seven Hundred forty only) to the Lessor via electronic transfer in the month of Feb, 2016 on account of IFRSD as equivalent to 3 (three) months Lease Rentals for Tower A.

15.3	The Lessor has IFRSD for 4th Floor amounting to INR 23,02,272 (Twenty three lakhs two thousand two hundred seventy two only) from previous lease deed with Lessor which will be adjusted against revised lease deed.

15.4	The Balance IFRSD amounting to INR 54,25,308 (INR Fifty Four lakhs twenty five thousand three hundred eight only) -) shall be paid by the Lessee on the date of Signing of lease deed.

16.	Refund of Security Deposit

16.1	The Lessor shall refund to the Lessee, the entire IFRSD on the expiry of the Term or earlier termination of this Agreement, without any unreasonable deductions, simultaneously with Lessee handing over the vacant and peaceful possession of the Leased Premises and upon a joint inspection of the Leased Premises, to the satisfaction of the Lessor that the Demised Premises is in the same condition as it was at the time of execution of this Agreement, subject to normal wear and tear.

16.2	The IFRSD shall be refunded simultaneous to settlement of dues if any, in a manner as stated in Clause [16.3] below and handover of the vacant and peaceful possession of the Demised Premises to the Lessor.

16.3

If the Lessor wishes to make deductions from the IFRSD, the Lessor shall communicate the same by providing to the Lessee the statement of the outstanding dues payable by the Lessee, if any, and other estimated charges payable under this Agreement, supported with relevant documents. If the Lessee does not object to the proposed deduction within

(seven) days of receiving the notice, the Lessor shall deduct the amount from the IFRSD. In the event of the Lessee objects to the demand made by the Lessor, an independent expert shall be appointed by both the Parties to evaluate the statement of outstanding dues prepared by the Lessor. The same procedure shall be followed for deduction of IFRSD even in case of expiry/early termination of this Agreement. The Parties agree to reach a settlement with respect to the deductions made by the Lessor, within 7 (seven) working days of the expiry/ earlier termination of this Agreement, following which the provisions of Clause [16.1] will apply. In the event no such settlement is arrived at within 7 (seven) working days and the proposed deductions are less than 25% of the IFRSD, then the IFRSD will be refunded after deductions and possession of the Demised Premises will be handed over by the Lessee to the Lessor. In the event no such settlement is arrived at within 7 (seven) working days and the proposed deductions are more than 25% of the IFRSD, the Parties will jointly decide on the next step.

16.4	In case of any delay by the Lessor in refunding the IFRSD to the Lessee as aforesaid, the Lessor shall pay an interest of 18% (eighteen percent) per annum for the period of delay after settlement of dues between the parties and the Lessee shall be entitled to retain possession of the Leased Premises without occupancy until and unless the IFRSD is refunded by the Lessor.

16.5	The Lessor shall have right to adjust the dues against Security Deposit in lieu of any expenditure incurred towards carrying the fit-out as specifically mentioned in clause 19, in case termination prior to Lock-in period of 3 (three) years from the Rent Commencement Date (inclusive of a 3 (three) months’ notice period for termination) for reasons other than a breach by the Lessor of its obligations under the Lease Agreement. The Lessor shall have right to adjust the dues against Security Deposit, such proportion of the Lessor’s Cost as per the following formula:

(1,00,00,000 (One Crore only) or actual Lessor’s Fit Out Expense /3)*(3-n) years Where n is the no. of years the Lessee occupies the Demised Premises (to be calculated from the Rent Commencement Date).

17.	Lease Renewal and Escalation

17.1	The Lease will be automatically renewed for two (2) further terms of 3 (three) years each on the same terms and conditions as mentioned in this Agreement subject to the escalation in the Lease Rentals as per 17.4 and 17.5 below, unless the Lessee serves the advance termination notice as provided in Clause [11] of this Agreement.

17.2	The Parties agree and confirm that there shall be no lock-in for the lease renewal term.

17.3	The Parties agree that the Lease Rentals, IFRSD and the Additional Car Parking Charges shall be escalated after every 36 (thirty six) months from the Lease Commencement Date of the Demised Premises.

17.4	In the event the Lease is renewed for the 2nd (second) term as stated above, the escalation of the Lease Rentals for the 2nd (second) term will be at a rate of 15% (fifteen percent) on INR 60 (INR sixty only) per sq. ft and will be effective from the 37th (thirty seventh) month from the Lease Commencement Date.

17.5	In the event the Lease is renewed for the 3rd (third) term as stated above, the escalation of the Lease Rentals for the 3rd (third) term will be at a rate of 15% (fifteen percent) on the rent of the 2nd (second) term and will be effective from the 73rd (seventy third) month from the Lease Commencement Date.

18.	Insurance

18.1	During the Term and renewals (if any), the Lessor shall obtain a comprehensive insurance coverage including fire, earthquake coverage of the entire Building and all the fit outs installed by the Lessor in the Leased Premises except for the assets installed by the Lessee inside the Leased Premises, and shall make timely payment of all insurance premiums. The Lessee should also be obliged to take insurance cover for its own assets, employees, servants etc. The Lessee shall in no way be responsible for any loss suffered by the Lessor on account of not obtaining comprehensive insurance coverage as stated above. In the event of any damage to the fit outs installed by the Lessor and if any claim is refused by insurance company citing error on part of Lessee (except on account of normal wear and tear or damages as a result of Force Majeure Events), the said Loss shall be made good by the Lessee. The Lessor shall also in no way be responsible for any loss suffered by the Lessee on account of not obtaining comprehensive insurance cover for its own assets, employees, servants etc.

18.2	Either Party shall not do or permit to be done or shall not omit to be done any act or thing which may render void or voidable any insurance relating to or in respect of a part or the whole of the Building or the Demised Premises as the case may be, or cause any increase in premium payable by other Party in respect thereof.

19.	Handover of Possession of the Demised Premises

19.1	The Lessor hereby agrees, confirms and undertakes that it shall handover possession of the Demised Premises after doing refurbishment of Demised Premises on November 15, 2016 as per mutual understanding to be agreed in writing between the Lessor and the Lessee before the date of registration of this Agreement.

19.2	Any delay in handover of possession of Demised Premises (except the delays occurred due to the changes during fit out period suggested by the Lessee post agreed fit out work) after November 15, 2016 shall be rent-free period for the Lessee and the Lessee shall not be liable to pay any Lease Rentals beginning from November 15, 2016 until date of actual handover of possession of the Demised Premises.

19.3	The Lessor shall spend maximum upto INR 1,00,00,000 (INR One Crore Only) for the refurbishment of the Demised Premises (“Lessor’s Fit Out Expense”) to make Demised Premises suitable for lease of Fitted Out space as desired by the Lessee. Any excess amount over INR 1,00,00,000 (INR One Crore Only) for refurbishment shall be borne by the Lessee to develop Demised Premises suitable for business purpose (“Lessee’s Fit Out Expense”).

The same shall be immediately reimbursed by the Lessee to the Lessor after submitted the invoice by the Lessor to the Lessee within 7 (seven) working days. Delay in the payment of reimbursement amount beyond agreed timelines shall attract 18% interest for the delayed period.

19.4	Any cost escalation during the Fit Out construction phase need to be pre-approved by Mr. Vivek Sandurea/Mrs. Barkha Bhasin from the Company. Any cost escalation that is not pre-approved will not be part of Company’s Cost and have to be borne by Owner outside of Owner’s Cost in the BoQ.

19.5	The Lessor shall provide Design and Build solution for the proposed refurbishment The complete design and BOQ of all 3 (three) floors (2nd, 3rd and 4th) shall have mutual consent of the Lessee and the Lessor before execution of the refurbishment.

20.	Common Area

Subject to applicable statutory rules and regulations, the Lessee shall have unlimited access to the Demised Premises and the parking facilities and common areas of the Building, on 24/7 basis save and except restricted areas of the Building.

21.	Use by Affiliates / Group Companies

All affiliates, associates, partners and/or group companies of the Lessee may use the Demised Premises provided they abide by the terms and conditions provided in this Agreement and the Lessor shall not collect any Lease Rentals from such entities.

22.	Air Conditioning Facilities

22.1	The Lessor shall, use its best efforts to maintain and run the central air conditioning system in good order and condition to ensure air conditioning facilities to the Demised Premises.

22.2	Provision for air conditioning to the Demised Premises will be provided for Operational Hours.

22.3	The Lessor shall ensure that general office area temperatures within the Demised Premises shall be maintained at 23 +/- 1 degree centigrade.

22.4	The Lessor shall ensure that the chiller is properly maintained and cleaned at regular intervals.

23.	Water Tight Condition

The Lessor confirms that the Building is water tight and shall keep the Demised Premises in watertight condition throughout the Term and renewals thereof.

24.	Peaceful Enjoyment of Demised Premises

The Lessor shall allow during the Term, peaceful enjoyment of the Demised Premises to the Lessee, subject to the Lessee paying the Lease Rentals under this Agreement.

25.	Representations and Warranties

The Lessor represents, warrants, confirms and undertakes that:

i.	It is a Company duly incorporated and registered under the Companies Act 1956.

ii.	It is absolutely seized and possessed of the Building developed and is the absolute owner of or is otherwise well and sufficiently entitled to the Leased Premises, and has good right, full power, clean, absolute and unrestricted right and authority to enter into this Agreement for grant of the Lease of the Leased Premises to the Lessee for the Term and in the manner contemplated in this Agreement.

iii.	There is no claim, mortgage, lien, charge, right or any other encumbrances or impediments on the Leased Premises or any part thereof, except the Lenders’ Charge.

iv.	Under the applicable rules and regulations, the Leased Premises are capable of being used for IT/ITES purpose, and the Lessor has obtained all consents, permissions and approvals necessary in law or otherwise for such purpose, and shall keep the same in full force and effect for and during the Term of the Lease hereby granted, and in the event any notices and/or claim(s) are received from any local or other authority in connection therewith, the Lessor shall at its own cost and expense, do all such acts as are necessary to ensure that the Lessee’s rights hereunder shall remain unaffected and that the Lessee may carry on its activities in the Leased Premises unhindered in any manner whatsoever and have peaceful occupation of the Demised Premises.

v.	It shall observe and perform, at its own cost, all the terms, conditions and stipulations of all documents under or pursuant to which the Lessor possesses or derives rights and title to the Leased Premises and also to observe, perform and comply with all the laws, rules, regulations, notifications, bye-laws etc. for the time being and from time to time in force of the Government or any other authority. The Lessor shall always remain responsible for the consequences of its respective non- compliance of the aforesaid acts/ rules and/or any other applicable laws/ rules/ regulations.

vi.	The Lessor shall perform its obligations towards installation, operation and keeping at all times in operational condition, various equipments, machinery etc. in the Building and the Demised Premises at its own cost and expenses in conformity with all the applicable laws as aforesaid.

vii.	In case there is any title litigation on the Building, and such litigation affects the title of the Lessor and peaceful occupation of the Lessee in the Demised Premises the Lessor shall be responsible for taking the necessary legal steps at its own cost.

viii.	The Lessee, its directors, its officers, its employees, agents and clients shall at all times be entitled to the use of the common areas, passages and access way to the Leased Premises and the Building. The common services, including lighting in common areas, shall also be made available to the Lessee at all times.

ix.	The Lessor shall ensure that the Lessee is entitled to quietly and peacefully use, hold, possess, occupy and enjoy the Leased Premises in accordance with the terms of this Agreement without any interference, hindrance or disturbance from the Lessor and/or any other person, including closure/sealing of the Leased Premises by any authorities.

x.	Subject to applicable statutory rules and regulations, the Lessee shall have unlimited access to the Demised Premises, the parking facilities, and common areas of the Building on 24/7 basis, save and except restricted areas of the Building.

xi.	There is no unauthorized construction on or in the Building and that the construction of the Building is as per the sanctioned plans with no deviations/ alterations therefrom and that all the necessary permissions and licenses have been obtained/shall be obtained in connection with the installation of the electricity, water, sewage, etc. connections in the Demised Premises and the construction of the Demised Premises and the same are valid and subsisting and shall be renewed from time to time by the Lessor at its own cost and expense as and when necessary.

xii.	The minimum guaranteed efficiency (ratio between the carpet area and the chargeable area) is 75%.

xiii.	There are no pending dues or claims of whatsoever nature to or from the concerned authorities relating to the Demised Premises including but not limited to towards water, electricity, operation, maintenance, taxes and car parking on or prior to the Lease Commencement Date. Further, all taxes, levies, cess, dues levied by the appropriate government authority with respect to the Demised Premises have been duly paid and no such amounts are outstanding as on the date of execution of this Agreement. On this date hereof, the Lessor does not have any liability for any taxes, or any interest or penalty in respect thereof, of any nature that has been assessed against the Lessor or become a lien against the Demised Premises.

xiv.	The Lessee shall not be liable for any expenses incurred by the Lessor for carrying out any improvements in the structure of the Building. Provided however, the Lessor and Lessee shall agree on a mutually acceptable time period for any repairs which are to be undertaken by the Lessor on the Leased Premises in order to ensure that the business operations of the Lessee during Operational Hours remain unaffected.

xv.	The Lessor shall and shall take all steps to ensure that the Lessee’s operations will not be affected in any manner whatsoever due to non-compliance of the Lessor towards any mortgages, charges, encumbrances, condemnation proceedings, litigations, decrees, or any administrative action that may be applicable on the Demised Premises.

xvi.	The Lessor shall pay all taxes, ground rent, house tax, property tax, municipal tax, other charges, imposts, assessments and outgoings assessed or payable to the concerned authority in respect of the Demised Premises. However, in the event the Lessee is prevented from carrying on its business from the Demised Premises, the Lessee shall have the right to pay such taxes and other outstandings to the competent authorities and recover the same from the Lessor. The Lessor undertakes to repay the amount paid by the Lessee, to the Lessee, within a period of 15 days from the date of payment by the Lessee, failing which the Lessee will be entitled to deduct the said amount from the Lease Rentals. The Lessee shall furnish the receipts for the payment of the outstanding taxes to the Lessor. However, it is clarified that if any such demand which in view of the Lessor is untenable and if the Lessor has taken steps to challenge such demand within the statutory permissible period than the Lessee shall not, so long as the Lessee’s operations from the Demised Premises are not affected, have the right to pay such demand and if despite such challenge pending at the instance of the Lessor, Lessee directly pays such demanded amount to any Authority, the Lessee shall have no right to recover such an amount paid by it, unless the challenge made by the Lessor to such a demand is finally adjudicated and held as payable by the Lessor or if the Lessee’s operations from the Demised Premises are affected.

xvii.	The Lessor shall abide all bye-laws, rules and regulations of the Government or any other authority or local body and shall observe and perform the covenants and conditions and shall attend to, answer, and be responsible for all violations of any of the conditions or rules or bye-laws or regulations, that may be required to be followed, observed and performed by the landlord of a property by the said authority (ies).

xviii.	The Lessor has obtained all the necessary statutory approvals with respect to the Demised Premises and the Building including rent permission from the relevant authorities and all such statutory approvals which are necessary for the peaceful occupation of the same. The Lessor further confirms that it shall keep all such statutory approvals with respect to the Demised Premises and the Building including rent permission valid for the entire Term and any renewals thereof.

xix.	The Lessor shall, at its own cost, be solely liable for ensuring all compliances and subsistence of statutory approvals with respect to the Demised Premises and the Building, during the Term to ensure peaceful occupation of the same by the Lessee.

xx.	In the event the Lessor creates an additional charge on the Demised Premises or secures a loan from any person in addition to the Lenders, against the Demised Premises, the Lessor shall provide the Lessee with a no objection and consent letter by such lender and security trustee (if any), for the lease of the Demised Premises by the Lessor in favour of the Lessee, in the formats as provided in Schedule 3 of this Agreement.

xxi.	The Lessor is aware that the Lessee has entered into this Agreement relying solely upon the Lessor’s representations, as herein contained.

26.	The Lessee represents and warrants that:

i.	It is a company duly incorporated and registered under the Companies Act 1956.

ii.	It shall observe and perform all the terms, conditions and stipulations contained herein.

iii.	It shall not keep or store in or upon the Demised Premises or any part thereof any goods of hazardous, inflammable, combustible or explosive nature or any other such material which might cause damage, except permitted under law.

iv.	If the Lessee uses the Leased Premises for any purpose which is illegal, the Lessor shall have right to terminate this Agreement by giving 30 days cure period notice in writing.

v.	It has physically checked and verified that the efficiency (ratio between the carpet area and the chargeable area) is 75%.

vi.	The Lessee is aware that the Lessor has entered into this Agreement relying solely upon the Lessee’s representations, as herein contained.

27.	Sub-Lease of the Demised Premises

The Lessee shall not be allowed to sub lease or otherwise part with possession of the Demised Premises in favour of a third party. However, affiliates, associates, partners and/or group companies of the Lessee may use the Demised Premises provided they abide by the terms and conditions provided in this Agreement and the Lessor shall not collect any Lease Rentals from such entities.

28.	Indemnity

Either Party shall indemnify and keep indemnified the other Party, from and against the non observance and performance of the terms and conditions hereunder and from any direct losses, damages, claims, demands, costs, charges and expenses or proceedings which the aggrieved Party may suffer or be put to or occasioned by reason of any misrepresentation, breach, default, act or omission of the opposite Party or of its servants, agents, occupants, or any person claiming by or through it.

29.	Amendment

This Agreement shall not be changed or modified except by written amendment mutually agreed by the Parties and if any provision of this Agreement shall be held/ determined to be void or unenforceable under applicable law such provision shall be deemed amended or deleted in so far as is inconsistent with the law and the Agreement shall remain valid and enforceable subject to such deemed amendments/ deletions.

30.	Waiver

No waiver or acquiescence of any breach, or any continuing or subsequent breach of any provision of this Agreement shall be construed as a waiver of any right under or arising out of this Agreement or acquiescence to or recognition of any right and/or any position other than that expressly stipulated in this Agreement. Also failure of Lessee to enforce at any time or for any period of time the provision hereof shall not be construed to be waiver of any provisions or of the right thereafter to enforce each and every provision.

31.	Severability

It is intended that each provision of this Agreement shall be viewed as separate and divisible and in the event that any provision shall be held to be invalid or unenforceable, the remaining provisions shall continue to be in full force and effect.

32.	Clause Headings

The section/ clause headings contained in this Agreement are for the convenience of the Parties and shall not affect the meaning or interpretation of this Agreement.

33.	Non Conferral of Rights

Nothing herein contained shall be construed as creating any right, interest, easement, tenancy or sub tenancy in favor of the Lessee in or over or upon the Leased Premises or transferring any interest thereon in favor of the Lessee other than the permission hereby granted to the Lessee to use, occupy, hold, possess and enjoy the Leased Premises at all times.

It is the express, real and true intention of both the Parties hereto that this Agreement shall be a mere lease and there is no intention on the part of the either Party to create an easement of the Leased Premises in favour of the Lessee and the Lessee has expressly assured and represented to the Lessor and hereby confirms and acknowledges and declares that the Lessee has no intention of claiming and will not at any time claim ownership or easement right or title in the Leased Premises and that it is on the faith of the express assurance given and representation and declaration hereby made by the Lessee and believing the same to be true that the Lessor in good faith entered into this Agreement with the Lessee.

34.	The Lessor and his duly authorized agents and representatives shall at all reasonable times be entitled during the day after giving not less than twenty four (24) hours previous notice in writing to the Lessee to enter the Leased Premises during Operational Hours in order to unobtrusively view, survey and examine the state and condition of the Leased Premises, provided that the Lessee shall not be hindered in carrying on its business by reason thereof.

35.	Electricity and Water charges

35.1.	The Lessor shall ensure that electric supply of 4W per square feet of leased area with 100% Diesel Generator backup (excluding HVAC load) shall be made available during Operational Hours for the Demised Premises, as located in the Demised Premises, from the Uttar Pradesh State Electricity Board for and during the Term of the Lease hereby granted, at no additional cost to the Lessee. The Lessor’s obligation towards Diesel Generator backup during non-operational hours shall be limited to providing electric supply sufficient to run servers and 30 (thirty) computers/laptops only and not any electrical fittings, fixtures or equipment installed inside the Demised Premises.

35.2.	The payments towards electricity consumption (Grid and DG supply) shall be made by the Lessee at actuals as per the actual meter readings and subject to the receipt of a bill from the Lessor. The current charges for grid power are approximately INR 9.50 (INR Nine and Paise fifty only) per unit.

35.3.	Any additional requirement of power will be charged on the basis of actuals subject to availability.

35.4.	The Lessor shall ensure adequate unfiltered water supply on a continuous basis for consumption in the Leased Premises for and during the Term of the Lease hereby granted, subject to any maintenance undertaken by the Lessor.

36.	Security Guards

The Lessee shall be entitled to engage/employ, at its cost and expense, security guards in respect of the Leased Premises who shall be positioned/ located inside and/or outside the Leased Premises.

37.	Space on Terrace

The Lessee shall be entitled to adequate space on the terrace of the Building to install cable TV antenna, place air-conditioning out-door units for its server room, at no extra cost.

Any installation of equipment on terrace area shall be subject to Lessor’s approval and at mutually agreeable commercials. Approval shall be on the basis of size, shape, weight and method of installation of equipment. Further, intending Lessee shall compensate the rectification cost of any damage incurred during installation.

38.	Cafeteria

The Lessor will be responsible to provide the employees of the Lessee, unencumbered access to the cafeteria situated on the ground floor of the Building. It is specifically agreed between the Parties that the employees of the Lessee may bring in their own food and consume it within the cafeteria. The Lessor shall ensure there is no overcrowding in cafeteria during 1 pm to 2 pm. The Lessor shall ensure that a sufficient number of clean microwaves are made available to all employees, in good working condition.

39.	Dispute Resolution

All or any disputes arising out of, touching upon, connected with, concerning or in relation to the terms of this Agreement including the interpretation and validity of the terms thereof and the respective rights and obligations of the Parties shall be settled amicably by mutual discussion. If after 30 (thirty) days of any dispute arising, the Parties fail to reach an amicable settlement, the dispute shall be settled through arbitration The arbitration shall be governed by the Arbitration & Conciliation Act, 1996 or any statutory amendments/ modifications thereof for the time being in force. The venue of arbitration shall be New Delhi. The language of the proceedings shall be in English. The arbitration panel shall consist of three arbitrators, one to be appointed by the Lessor, one to be appointed by the Lessee and the third arbitrator (who shall be the presiding officer) to be appointed by the two arbitrators so appointed.

40.	Governing Law

This Agreement and the rights and obligations of the Parties under or arising out of this Agreement shall be construed and enforced in accordance with the laws of India.

41.	Notices/other communications

All notices required or permitted hereunder shall be in writing and in English language and shall be delivered personally or sent by recognized courier or by facsimile transmission addressed to the address of each Party set forth below, or to such other address as such other Party shall have communicated to the other Party. Notice shall, unless the contrary is proved, be deemed to have been duly served at the time of delivery in the case of service by delivery in person or by recognized courier, and at the time of dispatch in the case of service by telefax.

a.	To the Lessor:

To the attention of: Mr. Suhrid RoyHead - Facilities

Pawan Impex Private Limited

D-3, District Centre, Saket

New Delhi – 110 017

Email: suhrid.roy@priusgroup.com

b.	To the Lessee:

To the attention of: Mr. Vivek Sandurea, Facilities & Administration Manager

Monotype Solutions India Pvt. Ltd.

4th floor at GYS Univeral Tower – B, Plot no. A-3, 4 & 5,

Sector – 125, Noida

Email: msipl.admin@monotype.com, vivek.sandurea@monotype.com

42.	Force Majeure

In the event the Leased Premises or any part thereof be destroyed or damaged by fire, earthquake, tempest, flood, lighting, violence of any army or mob or enemies of the country or by any other force majeure conditions or statutory legislations and regulations so as to render the Leased Premises unfit for the purpose for which the same was let, or if the Lessee is prevented from using the same for a period more than thirty days due to any of these reasons then the Lessee shall have the right to terminate the lease and vacate the Leased Premises immediately, even during the lock-in period. The Lessee shall be liable to pay to the Lessor, the Lease Rentals as payable under these presents till the vacation of the Leased Premises. It is further agreed between the Lessor and the Lessee that no deductions shall be made by the Lessor on account of damages pursuant to a Force Majeure event.

43.	Governmental / Statutory Procedural Requirements

All governmental/ statutory procedural requirements with respect to the obligations of the Parties under or arising out of this Agreement shall be complied with by the respective Party, as applicable from time to time.

44.	Relationship

46.1	No provision of this Agreement shall be deemed to constitute a partnership or joint venture between the Parties.

46.2	No provision of this Agreement shall constitute either Party as the legal representative or agent of the other, nor shall either Party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against, or in the name of, or on behalf of the other Party.

46.3	No person employed by either Party for the performance of its obligations under this Agreement shall be deemed to be an employee of the other Party. Each Party shall be responsible for the payment of all salaries, employment benefits, etc. with respect to all persons who are engaged by it for the performance of any obligations under this Agreement and such person shall not be entitled to any salary benefit or any other claim whatsoever from or against the other Party. Each Party shall indemnify the other against any such claims made by any such person to or against the other Party.

45.	Survival

The provisions of Clause [12], Clause [28], Clause [39] and Clause [40] shall survive the termination or expiry of this Agreement.

46.	Costs

Save as expressly otherwise provided in this Agreement, each of the Parties hereto shall bear its own legal, accountancy and other costs, charges and expenses connected with the negotiation, preparation and implementation of this Agreement and any other agreement incidental to or referred to in this Agreement.

47.	Definitions and Interpretation:

47.1	Definitions

In this Agreement, unless there is anything repugnant to the subject or context thereof, the expressions listed below shall have the following meanings viz.:

a)	“Additional Car Parking Charges” shall have the meaning assigned to it in Clause [5] of this Agreement;

b)	“Agreement” shall mean this lease agreement executed between the Lessor and the Lessee and shall include all the annexures thereto and any amendment/modifications made to this Agreement in accordance with the terms hereto.

c)	“Demised Premises” or “Leased Premises” shall mean fitted out space and measuring 41,112 (Forty One Thousand One Hundred and Twelve Only) sq. ft. of

super area on the 2nd, 3rd, and 4th floor at GYS Universal Tower – B, Plot no. A-3, 4 & 5, Sector – 125, Noida (as shown and marked in the floor plan annexed as Schedule 4 herewith);

d)	“IFRSD” shall mean the interest free refundable security deposit, as provided in Clause [15] of this Agreement;

e)	“INR” means Indian national rupees

f)	“Lease Commencement Date” means a date that is Nov 15, 2016 or the actual handover of the Demised Premises to Lessee after the registration of this Agreement with the Sub-Registrar of Assurances, Uttar Pradesh and the completion of each of the following: (i) the Lessor has obtained rent permission from the NOIDA Authorities; (ii) Handover of 2nd and 3rd floor fitted out space by Nov 15, 2016 and (ii) receipt of a no objection certificate from the Lenders within 90 days after the signing of the lease deed, in the format as approved by the Lessee;

g)	“Lease Rentals” shall mean an amount of INR 60 (INR sixty only) per sq. ft. per month excluding applicable service tax on a super area of 41,112 (Forty One Thousand One Hundred and Twelve Only) sq. ft., payable by the Lessee to the Lessor from the Rent Commencement Date;

h)	“Lenders’ Charge” means the lien, charge, mortgage and/or any other encumbrance created by the Lessor in favour of IDBI Trusteeship Services Limited, being the security trustee of Axis Bank Limited and includes all rights, interest of Axis Bank Limited and/or IDBI Trusteeship Services Limited, being the security trustee of Axis Bank Limited over the Demised Premises, for any monies / dues including all interest, charges, fees, costs, premium, payable by the Lessor to Axis Bank Limited and/or IDBI Trusteeship Services Limited, being the security trustee of Axis Bank Limited, whether in its capacity as a borrower or a mortgagor or a security provider or otherwise.

i)	“Lenders” means Axis Bank Limited, which has a charge on the Demised Premises through IDBI Trusteeship Services Limited.

j)	“Lock-In Period” shall have the meaning assigned to it in Clause [11] of this Agreement;

k)	“NOIDA Authority(ies)” means the New Okhla Industrial Development Authority;

l)	“Operational Hours” means 8 AM to 8 PM operations from Monday to Friday and 8 AM to 2 PM operations on Saturday;

m)	“Rent Commencement Date” means 15th November 2016 or actual handover of demised premise to lessee any day after 15th November 2016.

n)	“Security Trustee” means IDBI Trusteeship Services Limited, being the security trustee of Axis Bank Limited, in whose favour Lenders’ Charge is created;

o)	“TDS” shall mean the tax deducted at source at the applicable rates under the Income Tax Act, 1961 or any other tax of similar nature under any statute as applicable from time to time;

q)	“Term” shall mean a period of 36 (thirty six) months from Lease Commencement Date. The term of lease shall expire on November 14, 2019.

In case of renewal of lease, a new and fresh agreement will be registered. The rent for the premises will be mutually decided at the time of such renewal and the right to accept or reject the proposal of lessee for renewal of lease will be with Lessor only.

47.2	Interpretation

In the interpretation of this Agreement including the recitals and annexures, unless the context or subject matter otherwise requires:

a)	the singular includes the plural and vice versa and in particular (but without limiting the generality of the foregoing) any word or expression defined in the singular shall have a corresponding meaning if used in the plural and vice versa;

b)	a reference to any gender includes the other gender;

c)	a reference to any agreement, deed or other instrument (including, without limitation, references to this Agreement) includes the same as varied, amended, supplemented, restated, novated, renewed, extended or replaced from time to time;

d)	a reference to any statutory provision or to any provision of any legislation includes any modification, amendment or re-enactment of any legislative provision substituted for any or all statutory instruments or notification issued under such legislation or such provisions;

e)	where a word or phrase has a defined meaning, any other part of speech or grammatical form in respect of the word or phrase has a corresponding meaning;

f)	a reference to a clause or annexure is a reference to the relevant clause of or annexure to this Agreement;

g)	in this Agreement, headings are for the convenience of reference only and shall not affect interpretation; and

h)	the schedule(s) hereto shall constitute an integral part of this Agreement.

IN WITNESS WHEREOF the Parties hereto have executed and delivered these presents on the day, month and year first herein above written:

Pawan Impex Private Limited	}
}
Through its Authorized Signatory	}
Mr. authorized vide board resolution }
dated 27-09-2016	}
}
In the presence of	}
Witness:	MD. MAKHDOOM AHMED	}
S/O. MOHAMMED MOHIUDDIN
R/O. G-46B, 3RD FLOOR, THOKER NO-4
MOADDAS PUBLIC SCHOOL, JAMIA NAGAR, DELHI-110025
AADHAR CARD No. 8419 2664 0529

SIGNED SEALED AND DELIVERED	}
By the within named LESSEE	}
}
Through its Authorized Signatory	}
Mr. Vivek Sandurea authorized vide board resolution
dated 22-09-2016	}
}
}
In the presence of	}
Witness:	PRITPAL SINGH	}
SON OF SH. LAKHWINDER SINGH
R/O. D-2, GURUDWARA B SAHIB,
BHAGWAN NAGAR, NEW DELHI-14
(DL NO-P03022003351775)